Exhibit 99.1

PUBLIX SUPER MARKETS, INC.

EMPLOYEE STOCK PURCHASE PLAN

RESTATED AS OF JULY 23, 2018

1. Purpose of the Plan. (a) The purpose of the Publix Super Markets, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide employees of Publix Super Markets, Inc. (the “Company”) and certain related entities (collectively, the “Sponsoring Employers,” as defined in paragraph 1(b)) with an opportunity to acquire a proprietary interest in the Company, and to make a long term investment in the Company, through the purchase of authorized but unissued shares of common stock (par value $1.00 per share) of the Company (referred to simply as the “shares”). The Plan also provides written confirmation of certain procedures regarding shares purchased pursuant to stock purchase agreements executed or issued pursuant to stock purchase programs or arrangements in effect prior to the effectiveness of the Plan (the “Prior Shares”). The Plan does not permit speculative trading in the shares or the Prior Shares and such speculative trading is prohibited under the Plan.

(b) Sponsoring Employers are the Company and its wholly-owned corporate subsidiaries and limited liability companies, together with such other related entities that adopt the Plan with the consent of the Company.

2. Employees Eligible to Participate. (a) Any person who is employed by and Actively Working (as defined in paragraph 2(b)) for any of the Sponsoring Employers during an Offering Period (as defined in paragraph 3(a)) is eligible to participate in the Plan (and will be referred to as an “eligible or participating employee”), except no person shall be an eligible or participating employee during such time that (i) such person has less than one (1) year of Continuous Employment (as defined in paragraph 3(c)) or (ii) such person is not a bona fide permanent domiciliary of a state as to which either (A) the shares and persons effecting their sale have been registered under the applicable provisions of the securities laws of such jurisdiction or (B) the Company has been advised by its counsel that the shares may be offered and sold in compliance with applicable law without such registration (in either case, a “Covered State”), and no person shall be an eligible or participating employee if such person’s employment is terminated for any reason prior to satisfaction of the participation and payment requirements of paragraph 6(a), even if the person is otherwise deemed to be Actively Working under the definition contained in paragraph 2(b). In addition, a person who is otherwise an eligible employee shall not be eligible to purchase shares under the Plan during the twelve-month period immediately following the sale, transfer or other disposition of any shares for consideration (whether to the Company or, if permitted by paragraph 16(c), to another person) by such person or such person’s spouse (individually or jointly). For these purposes, no person shall be considered as employed by a Sponsoring Employer during any period that the person is categorized by the Company or another Sponsoring Employer as an independent contractor or leased employee, regardless of whether such person is subsequently determined to satisfy the common law employee definition under any applicable law.

(b) A person is deemed to be Actively Working if such person who is classified as hourly by a Sponsoring Employer has performed duties for a Sponsoring Employer, as recorded and reflected in the Sponsoring Employer’s payroll system, in any of the four most recent payroll periods as recorded and available prior to the date the person satisfies the participation and payment requirements of paragraph 6(a) with respect to a subscription to purchase shares of the Company under the Plan. A person is deemed to be Actively Working if such person who is classified as exempt by a Sponsoring Employer has not been absent, as recorded and reflected in the Sponsoring Employer’s payroll system, for all of the four most recent payroll periods as recorded and available prior to the date the person satisfies the participation and payment requirements of paragraph 6(a) with respect to a subscription to purchase shares of the Company under the Plan. A payroll period is a one-week period beginning on Saturday and ending on the following Friday.

3. Offering Periods. (a) Subject to change or modification at any time and from time to time by the Employee Stock Purchase Plan Committee (constituted as provided in paragraph 12(a)), there will be four (4) offering periods — March 1 through March 31, May 1 through June 30, August 1 through September 30, and November 1 through December 31 — for each twelve (12) month period during the term of the Plan (individually, an “Offering Period”); provided, however, if the term of this Plan commences during an Offering Period, such Offering Period shall begin only as of the commencement date of the term of the Plan. Except for the Maximum Number of Shares (as defined in paragraph 5(a)) to be offered under this Plan, and except for the purchase limit under paragraph 5(b) for which each eligible employee may subscribe, there shall be no limit on the aggregate number of shares for which subscriptions may be made during any particular Offering Period.

(b) An eligible employee may subscribe for shares during the portion of any Offering Period occurring during the twelve (12) month period commencing with his or her first Anniversary Date (as defined in paragraph 3(c)). An eligible employee’s right to subscribe for shares during subsequent twelve (12) month periods shall accrue on each subsequent Anniversary Date.

(c) The Anniversary Date shall be the day on which an eligible employee has completed twelve (12) months Continuous Employment with any Sponsoring Employer. For these purposes, Continuous Employment shall mean continued, regular employment by any of the Sponsoring Employers on a full-time or part-time basis. Continuous Employment is not deemed to be interrupted if an eligible or participating employee transfers or is transferred from one Sponsoring Employer to another Sponsoring Employer without any break in service. Service for a predecessor organization may be included in Continuous Employment upon authorization by the Committee in its discretion. Authorized leaves of absence for medical or other purposes (in accordance with guidelines established by the Committee) shall be included as periods of Continuous Employment, including those times when the employee is on an authorized leave of absence but is not eligible to participate because of the requirements of paragraph 2(a). Continuous Employment does not include any period that an individual is categorized by the Company or another Sponsoring Employer as an independent contractor or leased employee, regardless of whether such individual is subsequently determined to satisfy the common law employee definition under any applicable law.

4. Price. The purchase price per share during any Offering Period shall be the fair market value of the Company’s common stock as of the end of the Company’s fiscal quarter immediately preceding the first day of the respective Offering Period, determined by the Board of Directors of the Company based upon appraisals prepared by an independent appraiser. Notwithstanding the foregoing, the Board of Directors may change the price at which stock is to be sold by the Company under this Plan if such a change is necessary and desirable, in the sole discretion of the Board of Directors, in order to reflect the then current fair market value of the stock. The Board of Directors also shall have the power and discretion to determine the appropriate effective date of any such change in sales price; without limitation on the foregoing, absent a specific determination of an effective date by the Board of Directors, any such change shall become effective with respect to subscriptions to purchase received by the Company after the day of the Board action (unless postmarked before the day of the Board action).

5. Number of Shares to be Sold. (a) The maximum number of shares that may be sold under the Plan is 100,000,000 (the “Maximum Number of Shares”).

(b) During the Offering Periods (or parts thereof) occurring during the twelve (12) month period beginning on an eligible employee’s Anniversary Date, the eligible employee shall be entitled to subscribe for the following limits to purchase shares:

Number of Years of Continuous Employment	12-Month Purchase Limits
1	$25,000
2	$50,000
3	$75,000
4	$100,000
5	$125,000
6	$150,000
7	$175,000
8	$200,000
9	$225,000
10-14	$375,000
15-19	$550,000
20-24	$750,000
25 and greater	$1,000,000

(c) If an eligible employee does not purchase shares up to such employee’s purchase limit during the specified twelve (12) month period, the amount remaining under the purchase period shall not carry over to subsequent periods.

(d) Subscriptions for the purchase of fractional shares under the Plan shall be permitted; provided, however, that no eligible employee shall be permitted at any time to subscribe for less than one full share.

(e) If a subscription for shares is received that would result in the issuance of shares exceeding the Maximum Number of Shares permitted under the Plan, then the aggregate number of shares covered by all such pending subscriptions shall be reduced to such lower figure as may be necessary to eliminate the oversubscription. Any reduction shall be effected on as equitable a basis as possible among subscribers.

6. Participation and Payment. (a) An eligible employee may become a participant during an Offering Period (i) by completing a Stock Purchase Agreement, indicating the dollar amount of his or her subscription for the purchase of shares under the Plan (“Subscription Amount”), and such other documents as the Committee may require (collectively, the “Purchase Documents”) and (ii) by tendering the Purchase Documents, together with a check or money order (payable in U.S. funds) for the full Subscription Amount (referred to as subscription payments) to the Secretary of the Company at any time during the Offering Period. Purchase Documents and subscription payments received by the Secretary of the Company after any Offering Period (unless postmarked during the Offering Period) shall be void and shall be given no effect, and the Secretary shall return such documents and payments to the employees as soon as practicable after receipt.

(b) No election to participate in an Offering Period may be revoked or canceled by an eligible employee once the Purchase Documents and subscription payment have been tendered to the Secretary of the Company.

(c) Purchase Documents and subscription payments timely received during an Offering Period from eligible employees in compliance with paragraph 2 shall be used to purchase as many full and fractional shares (up to four decimal places) as can be purchased with such funds at the then applicable purchase price pursuant to paragraph 4. Such purchases of the shares for which subscriptions are accepted shall be made in accordance with the terms of this Plan as soon as practicable following the clearance and availability of such funds tendered with the Purchase Documents.

(d) In the event of any oversubscription and cutback as provided in paragraph 5(e) or the tender of subscription payments by an eligible employee which would result in the purchase of shares exceeding such eligible employee’s 12-month purchase limit under paragraph 5(b), the Secretary of the Company will refund to the eligible employee any excess subscription payments not used to purchase shares as a result thereof. Further, if the subscription payment tendered by an eligible employee is insufficient to purchase at least one full share, then the Secretary of the Company shall refund to such employee the subscription payment. Refunds made pursuant to this paragraph 6(d) shall be made as soon as practicable after the completion of the Offering Period. The purchases of the shares for which subscriptions are accepted shall be completed in accordance with the other terms of this Plan.

(e) No interest shall be paid on, and no deduction shall be taken from, payments that are returned to employees upon the rejection of subscriptions for shares for reasons provided in this Plan.

(f) The Secretary of the Company may designate one or more persons to perform the Secretary’s functions under this Plan.

7. Delivery of Account Statements Representing Shares.

(a) As soon as practicable after shares are issued under this Plan, the Company shall deliver or cause to be delivered to each participating employee an account statement representing the shares purchased in an Offering Period. (b) Shares issued to a participating employee under the Plan will be registered in the name of the participating employee, or if the participating employee so directs by written notice to the Company, and to the extent permitted by applicable law and the rules adopted by the Committee from time to time, in (i) the name of a minor child of the participating employee or (ii) the names of the participating employee and his or her legal spouse, as joint tenants with right of survivorship, so long as his or her spouse is a domiciliary of a Covered State as defined in paragraph 2(a)(ii). Shares also may be issued in TOD (Transfer on Death) registration so long as the beneficiary is not a minor. Shares issued under the Plan cannot be held by any broker in so-called “street name.” Any shares issued for the benefit of a minor child of the participating employee must be registered in the name of the participating employee as custodian (under rules adopted by the Committee) and must otherwise comply with the applicable provisions of any relevant state law governing transfers to minors.

8. Employees’ Rights as Stockholders. No participating employee shall have any right as a stockholder until the employee becomes a record owner of the shares purchased under the Plan (the “Record Ownership Date”). No adjustment shall be made for dividends or other rights for which the record date is prior to the Record Ownership Date.

9. Termination of Employment. An employee whose employment is terminated for any reason shall have no right to purchase shares or otherwise participate in the Plan after the date of termination. No shares may be issued to any person (or at such person’s direction in accordance with the Plan) who is not an eligible employee employed by one of the Sponsoring Employers on the date the shares are issued. Any payment made for shares that may not be issued for reasons described in this paragraph 9 shall be promptly returned to the subscriber.

10. Rights Not Transferable. The right of an employee to participate in the Plan shall not be transferable by an employee nor be exercisable after death, by his or her personal representative or anyone else, or during his or her lifetime by any person other than the employee.

11. Dividend, Recapitalization, etc. If shares are distributed by the Company as a stock dividend or pursuant to a stock split, combination or exchange of shares of the Company’s common stock, or other increase or decrease in the number of the outstanding shares without receipt by the Company of consideration:

(a) the aggregate number of shares which shall thereafter be available under the Plan shall be equitably and appropriately adjusted; and

(b) the price per share and the number and kind of shares then subject to subscription by employees under the Plan shall be equitably and appropriately adjusted, all without any change in the aggregate purchase price to be paid therefore.

12. Administration.

(a) The Board of Directors of the Company shall appoint an Employee Stock Purchase Plan Committee (the “Committee”) composed of at least three members all of whom shall be Directors. The Committee shall have the sole and exclusive authority to administer the Plan. The Committee may prescribe rules and regulations to administer the provisions set forth in the Plan, and may decide questions which may arise with respect to its interpretation or application; provided, however, that the Committee shall have no discretion over the class of persons eligible to participate in the Plan, the number of shares that eligible employees may purchase under the Plan (except as provided in paragraph 12(c)) or the purchase price of the shares under the Plan at fair market value.

(b) All shares issued under the Plan will either be appropriately registered under applicable federal and state securities laws or issued in transactions that comply with exemptions from the securities registration requirements of applicable federal and state laws. The Committee may establish procedures and restrictions in its discretion to ensure compliance with applicable securities laws.

(c) If at any time the Committee shall determine, in its discretion, that an Offering Period should begin late or be terminated early or omitted altogether and no shares should be purchased during such Offering Period or portion thereof, then and in that event, such Offering Period or the missed portion thereof shall be passed, and neither the respective twelve (12) month period during which an eligible employee may purchase shares nor the term of the Plan shall be affected.

13. Term of Plan. Notwithstanding anything in the Plan to the contrary, if (i) the Company is merged or consolidated with another corporation and the Company is not a surviving corporation or (ii) the Company is liquidated or dissolved, then and in any such event, the Plan shall immediately terminate and all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

14. Amendment or Termination. The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no such amendment of the Plan shall, without stockholder approval, (i) increase the Maximum Number of Shares or (ii) change the price from fair market value at which the shares shall be sold. The foregoing prohibitions shall not be affected by adjustments in shares and purchase price made in accordance with the provisions of paragraph 11. Upon termination, all rights to purchase shares hereunder to the extent not then exercised shall cease and become void.

15. Notices. (a) All notices or other communications by an employee to the Company under or in connection with the Plan shall be deemed to have been duly given when actually received by the Secretary of the Company or when actually received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b) All notices or other communications by the Company to an employee under or in connection with the Plan shall be deemed to have been duly given by the Company to the employee if hand delivered or delivered to the attention of the employee at the store or other location where the employee is employed, if provided via a portal or website commonly used by the Company for employee or Owner communications, if emailed to an email address designated by the employee or if sent by U.S. mail or overnight delivery service to the residence or business address of the employee as reflected on the books of the Company or to such other address as the employee may designate from time to time by notice given in accordance with the provision of paragraph 15(a).

16. Restrictions on Stock; Repurchase. (a) All shares acquired pursuant to the Plan and all Prior Shares, including without limitation all such shares and Prior Shares acquired by transfer under this paragraph 16 or otherwise from any person so receiving such shares or Prior Shares, shall be subject to the following restrictions (with each stockholder with respect to such shares and Prior Shares being referred to as an “Owner”):

(i) except as provided by paragraph 16(c), no sale, transfer or other disposition of such shares and/or Prior Shares for consideration shall be made by an Owner to any person other than to the Company pursuant to paragraph 16(b), and all other such attempted or actual sales, transfers or dispositions shall be void and without effect;

(ii) an Owner may transfer such shares and/or Prior Shares by gift (as long as the gift is consistent with the Owner’s acquisition of the shares solely for long term investment and not with any intent to resell or distribute the shares), testamentary disposition or intestate succession to any person, which person shall thereupon become an Owner, with the transferred shares and Prior Shares being subject to all the restrictions imposed on the transfer or other disposition of shares and Prior Shares by the Plan and the Purchase Documents; however, an Owner may not transfer shares or Prior Shares to the Owner and another person (other than the Owner’s spouse) as joint owners;

(iii) an Owner who is employed by a Sponsoring Employer may not engage in speculative trading of shares or Prior Shares during the term of the Owner’s employment with a Sponsoring Employer, and if an Owner engages in such speculative trading, in the sole and absolute discretion of the Committee, the Committee may bar an Owner who is otherwise eligible to participate in the Plan from making future purchases of shares under the Plan;

(iv) to the extent that any Owner shall hold or own less than one full share in any account registered by the Owner, such fractional share shall be automatically repurchased by the Company as soon as practicable at the then applicable repurchase price pursuant to paragraph 16(b) without advance notice to the Owner; and

(v) all certificates issued prior to July 1, 2018, and all account statements issued on or after July 1, 2018, representing such shares and Prior Shares shall contain a restrictive legend indicating that their transfer is restricted by the terms of this Plan and (if correct at the time of issuance or transfer) that the shares and Prior Shares are not registered under federal or state securities laws.

(b) Subject to the right of the Board of Directors in its sole discretion to discontinue or modify its repurchase program or any part of it with respect to any employees or all employees for any reason or for no reason at any time or from time to time, the Company agrees to repurchase any and all shares and Prior Shares held by an Owner, upon demand, that were acquired pursuant to the Plan or that constitute Prior Shares. Subject to change or modification at any time and from time to time by the Board of Directors, the price the Company shall pay to repurchase shares and Prior Shares depends upon the date of repurchase by the Company in response to the Owner’s demand for the Company to repurchase shares. If the date of repurchase by the Company in response to the Owner’s demand occurs during an Offering Period, the repurchase price shall be based on the purchase price per share as determined under paragraph 4 for that respective Offering Period. If the date of repurchase by the Company in response to the Owner’s demand occurs at a time that is not during an Offering Period, the repurchase price shall be based on the purchase price per share as determined under paragraph 4 during the immediately preceding Offering Period. Without limitation on the foregoing, the Board of Directors may change the price at which stock is to be repurchased by the Company if such a change is necessary and desirable, in the sole discretion of the Board of Directors, in order to reflect the then current fair market value of the stock. The Board of Directors also shall have the power and discretion to determine the appropriate effective date of any such change in repurchase price; without limitation on the foregoing, absent a specific determination of an effective date by the Board of Directors, any such change shall become effective with respect to repurchases of stock made by the Company after the day of the Board action.

(c) The Company will notify the Owner, no later than thirty (30) days after the Company receives a demand of the Owner under paragraph 16(b) for the repurchase by the Company, if the Board of Directors has discontinued or modified the repurchase program and as a result thereof the Company declines to repurchase the shares or Prior Shares in accordance with the provisions of paragraph 16(b). Upon receipt of such notice, the Owner shall be free to resell the shares or Prior Shares to a third person as long as such resale takes place within ninety (90) days after receipt of such notice from the Company; provided, however, that the transferee of the Owner shall thereupon become an Owner for purposes of the Plan and the acquired shares and Prior Shares shall continue to be subject to all the restrictions imposed on the transfer or other disposition of shares and Prior Shares by this Plan and the Purchase Documents; and provided further, that, before any resale under this paragraph 16(c) shall be effected, such transferee may be required by the Company to execute an agreement consenting to the continuation of such restrictions. If the resale does not take place prior to the end of such ninety (90) day period, all the provisions of this paragraph 16 shall reattach to the shares and Prior Shares of the Owner and the Owner may no longer resell the shares and Prior Shares without again complying with the provisions of this paragraph 16.

17. Venue and Governing Law. Venue for any federal court proceeding brought against the Plan, the Company or the Committee hereunder shall be exclusively in the United States District Court for the Middle District of Florida. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.